EXHIBIT 10.16.1
















                              BOWATER INCORPORATED

                           1997 ANNUAL INCENTIVE PLAN

                              ADMINISTRATIVE GUIDE







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1.   PURPOSE:

The Bowater Annual Incentive Plan (the "Plan") is designed to provide incentive compensation to individuals who make an important contribution to the Company's performance. Specific Plan objectives are to:

     o   Reward for creation of shareholder value

     o Provide the ability to reward individuals for their contributions to the strategic repositioning of the Company which may not be immediately reflected in the Company's financial performance

     o Provide significant award potential for achieving outstanding performance

     o   Motivate and retain highly talented and competent individuals

2.   GENERAL PLAN DESCRIPTION

The Plan provides the opportunity for key employees to receive cash awards based on Company performance.

The award earned in 1997 will be based on three key factors:

     -   Return on Capital Spending
     -   Return on Net Assets (RONA)
     -   Mill Performance

At the beginning of, or during, the Plan year, certain key employees will be selected to participate in the Plan. Each participant will be informed of his/her target incentive award (as a percent of salary) and the percentage weighting each of the factors will have in determining the participant's award.

3.   PLAN PARTICIPANTS

Plan participation is extended to certain selected employees who, in the opinion of the Chief Executive Officer (CEO) and the Human Resources and Compensation Committee (HRCC) of the Board of Directors, have the opportunity to have a significant impact on the annual operating success of the Company. These employees will be notified in writing of their selection to participate in the Plan. This notification letter will be signed by the CEO.

A participating employee will be eligible for awards if he or she has been employed by the Company or one of its subsidiaries for at least 6 months, has been in eligibility status for 4 months and is an active employee as of December 31 of the plan year (unless termination before December 31 is caused by death, disability or retirement - in which case the employee will be eligible for a prorated award if the three other conditions are satisfied). Employees who receive bonus-equivalent payments pursuant to the severance terms of an employment agreement will not be eligible for an award under this Plan.


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4.   TARGET AWARDS

Target awards as a percentage of salary are established for each salary grade. The targets are as follows:


                                                     Target Award
                 Salary Grade                          % Salary
                        40                                60%
                   34 - 36                                40%
                   32 - 33                                35%
                   30 - 31                                30%
                   29 - 28                                25%
                   26 - 27                                20%

5.   PERFORMANCE FACTOR WEIGHTINGS

The award will be determined in accordance with the organization to which the participant reports and the performance factors listed below:

         Corporate         - 50% Consolidated RONA
                           - 25% Consolidated Return on Capital Spending
                           - 25% Consolidated Mill Performance

         Division          - 25% Consolidated RONA
                           - 25% Division RONA
                           - 25% Division Return on Capital Spending
                           - 25% Division/Mill Performance

                   See attachments for specific performance targets.

6.       CALCULATION OF THE AWARD

The total award will be calculated based on the weighted average of each performance factor. An example, for a newsprint participant:


Factor                                     % Payout  % Weight    % Average
------                                     --------  --------    ---------
Consolidated RONA                             140       25          35
Division RONA                                 120       25          30
Division Return on Capital Spending           180       25          45
Division Mill Performance                     180       25          45
                                                                   ---
                                                                   155%


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The weighted average percentage (155%, is this example) would then be multiplied by the Target Award which, in turn, would be multiplied by the participant's December 31, 1997 base salary. The result would be the 1997 Annual Incentive
Plan payout.

7.   PAYMENTS

Payments will be made in a lump sum case amount prorated to the number of months the employee was a participant and/or actively at work if less than a full plan year. The payments will be made as soon as possible after the computation of results.

8.   HRCC APPROVAL OF AWARDS

The Human Resources and Compensation Committee of the Board will approve all awards before payments are made. The Committee reserves the right to adjust any or all awards; this includes the right to eliminate any or all awards for a year if, in the Committee's judgment, they are not warranted.







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